EXHIBIT 10.22

NON-DISCLOSURE, NON-SOLICITATION AND NON-COMPETITION

In consideration of your employment (or continued employment) with or provision of services to J. Crew Group, Inc. and its affiliates (collectively, the “Company”) and for other good and valuable consideration, receipt of which is hereby acknowledged, you agree as follows:

1. Agreement Not to Disclose Confidential Information. In the course of your employment with or provision of services to the Company, you have and will have acquired and have had access to confidential or proprietary information about the Company, including but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts between the Company and its vendors and suppliers, the Company’s merchandising, marketing and/or creative policies, practices, concepts, strategies, and methods of operations, inventory, pricing and price change strategies, possible new product lines, future merchandise designs, patterns, fabrication or fit information, internal policies, pricing policies and procedures, cost estimates, employee lists, training manuals, financial or business projections, unannounced financial data such as sales, earnings or capital requirements, possible mergers, acquisitions or joint ventures and information about or received from vendors and other companies with which the Company does business. The foregoing shall be collectively referred to as “Confidential Information.” You are aware that the Confidential Information is not readily available to the public. You agree that during your employment or provision of services and for a period of three (3) years thereafter, you will keep confidential and not disclose the Confidential Information to anyone or use it for your own benefit or for the benefit of others, except in performing your duties as our employee or agent. You agree that this restriction shall apply whether or not any such information is marked “confidential.”

All memoranda, disks, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the “material”) compiled by you or made available to you during your employment (whether or not the material contains confidential information) are the property of the Company and shall be delivered to the Company on the termination of your employment or at any other time upon request. Except in connection with your employment, you agree that you will not make or retain copies or excerpts of the material.

2. Agreement Not to Engage in Unfair Competition. You agree that your position with the Company requires and will continue to require the performance of services which are special, unique, extraordinary and of an intellectual and/or artistic character and places you in a position of confidence and trust with the Company. You further acknowledge that the rendering of services to the Company necessarily requires the disclosure of confidential information and trade secrets of the Company. You agree that in the course of your employment with or rendering of services to the Company, you will develop a personal acquaintanceship and relationship with the vendors and other business associates of the Company and knowledge of their affairs and requirements. Consequently, you agree that it is reasonable and necessary for the protection of the goodwill and business of the Company that you make the covenants contained herein. Accordingly, you agree that while you are in the Company’s employ and for the period of twelve months after the termination of your employment, for any reason whatsoever (including “Good Reason,” as defined below), you shall not directly or indirectly, except on behalf of the Company:

(a) render services to or accept employment, either directly as an employee or owner, or indirectly, as a paid or unpaid consultant or independent contractor of any entity identified on Schedule A hereto (as may be updated by the Company and communicated to you from time to time); or

(b) employ as an employee or retain as a consultant any person who is then or at any time during the preceding twelve months was an employee of or consultant to the Company, or persuade or attempt to persuade any employee of or consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by anyone other than the Company.

3. Termination Without Cause or For Good Reason. Should your employment be (a) terminated by the Company without “Cause,” as defined below, or terminated by you for “Good Reason,” as defined below; and (b) the Company does not consent to waive any of the post-employment restrictions contained in paragraph 2(a) above, and (c) you execute and deliver to Company a Separation Agreement and Release in a form acceptable to the Company, and you do not revoke the Separation Agreement and Release, the Company will pay you a severance payment equal to (i) a pro-rata portion of the bonus, if any, to which you would have otherwise been entitled as of the date of termination, to be paid, less all applicable deductions, according to the Company’s normal bonus payment schedule (bonuses are generally paid in mid-April after the end of the fiscal year); (ii) twelve (12) months of your then-current base salary, to be paid, less all applicable deductions, according to the Company’s normal payroll practices for a period coextensive with the restricted period (twelve months); and (iii) during the restricted period, reimbursement for out-of-pocket COBRA payments paid by you to continue your group health benefits, provided you submit relevant supporting documentation to the Company evidencing such payments. Notwithstanding anything herein to the contrary, however, your right to receive the foregoing payments shall terminate effective immediately upon the date that you become employed by another entity as an employee, consultant or otherwise, and you agree to notify the Senior Vice-President of Human Resources in writing prior to the effective date of any such employment. If you fail to so notify the Senior Vice-President of Human Resources, (a) you will forfeit your right to receive the payments described above (to the extent the payments were not theretofore paid) and (b) the Company shall be entitled to recover any payments already made to you or on your behalf.

For purposes of this agreement, “Cause” shall mean gross incompetence; failure to comply with the Company’s policies including those contained in the Company’s Code of Ethics and Business Practices; indictment, conviction or admission of any crime involving dishonesty or moral turpitude; participation in any act of misconduct, insubordination or fraud against the Company; use of alcohol or drugs which interferes with your performance of your duties or compromises the integrity or reputation of the Company; and excessive absence from work other than as a result of disability. For purposes of this agreement, “Good Reason” shall mean either of the following: (i) any requirement by the Company that you report directly to an individual other than an Executive Vice-President or functional equivalent or (ii) any action by the Company that results in a material and continuing diminution in your duties or responsibilities, in each case without your consent and provided that the Company will have at least 30 days to remedy such situation. No payment will be required if the Company consents in its sole discretion to request by you to waive the post-termination restrictions on your employment contained in paragraph 2(a) herein or if the conditions set forth in this Section 3 are otherwise not met.

4. Termination With Cause or Resignation of Employment Without Good Reason. If the Company terminates your employment and such termination is for “Cause,” as defined above, or if you resign your employment for any reason other than for “Good Reason,” as defined above, then the Company shall pay you all wages due through the termination date. In the event of termination for Cause or your resignation other than for Good Reason, the Company will not pay any severance, and the restrictions contained in paragraph 2(a) above will remain in full force and effect unless waived by the Company.

5. Term. The term of this agreement shall be three (3) years, beginning on the date signed by you, as set forth below, and terminating on the third anniversary of such date. At the Company’s request upon or in advance of the termination of this agreement, you will enter into discussions to extend the terms of this agreement or negotiate in good faith an agreement of similar effect.

Notwithstanding the foregoing, in the event that your employment terminates prior to the third anniversary, you shall remain subject to the post-termination restrictions contained in Sections 1 and 2 hereof and shall be entitled to the severance payment contained in Section 3 hereof provided that the terms and conditions applicable thereto have been satisfied.

6. Injunctive Relief. You agree that any actual or threatened breach by you of the covenants set forth in paragraphs 1 and 2 of this agreement would result in irreparable harm to the Company for which monetary damages alone would be an insufficient remedy. Thus, although nothing in this paragraph will prohibit the Company from pursuing any remedies available to it against you under applicable law (which shall be cumulative with those remedies set forth herein), you specifically agree that, in the event of any threatened or actual breach of this agreement by you, the Company shall be entitled to a temporary restraining order and, thereafter, a preliminary and permanent injunction and other equitable relief including, without limitation, an equitable accounting of earnings, profits, and other benefits, from a court of competent jurisdiction, as well as reimbursement from you for any attorneys’ fees and other costs incurred by the Company in obtaining such relief. No specification in this agreement of any legal or equitable remedy shall be construed as a waiver or prohibition against pursuing any other legal or equitable remedies in the event of a threatened or actual breach of this agreement by you.

7. Severability. If any provision of this agreement, or any part thereof, is found to be invalid or unenforceable, the same shall not affect the remaining provisions, which shall be given full effect, without regard to the invalid portions. Moreover, if any one or more of the provisions contained in this agreement shall be held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent with applicable law.

8. At-Will Employment. This agreement is limited to the foregoing terms and shall not be construed to create any relationship between you and the Company other than at-will employment for all purposes. This agreement supersedes all agreements concerning the subject matter hereof.

9. Governing Law. The terms of this agreement and all rights and obligations of the parties thereto including its enforcement shall be interpreted and governed by the laws of the state of New York.

AGREED TO AND ACCEPTED:

Signature:	/s/ Libby Wadle	Print Name:	Libby Wadle
Libby Wadle

Date:	8/8/06

SCHEDULE A TO NON-DISCLOSURE,

NON-SOLICITATION AND NON-COMPETITION AGREEMENT

Unless waived in writing by the Company, the post-termination restrictions on employment contained in paragraph 2(a) above shall apply to employment with the following entities, as well as their parent and subsidiary companies:

A&F Brands

Ann Taylor

American Eagle Outfitters Brands

Armani Exchange

Barney’s

Brooks Brothers

Calvin Klein

Children’s Place

Coach

Cole Haan

Eddie Bauer

Gap Brands

Gymboree Brands

Limited Brands

Lucky Brand

LVMH

Ralph Lauren brands

Theory

Tommy Hilfiger

Urban Outfitters

Any retail apparel start-up operated by one of the above companies